                           SCHEDULE 14A INFORMATION


                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


FILED BY THE REGISTRANT  [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [ ]


Check the appropriate box:


 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission only (as permitted by Rule
     14a-6(e)(2))
 [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                        INSIGNIA FINANCIAL GROUP, INC.
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement it other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


 [X] No fee required.


 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1. Title of each class of securities to which transaction applies:


     2. Aggregate number of securities to which transaction applies:


     3. Per unit price or other underlying value of transaction computed pursuant to

        Exchange Act Rule 0-11:


     4. Proposed maximum aggregate value of transaction:


     5. Total fee paid:


 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    1. Amount Previously Paid:
    2. Form, Schedule or Registration Statement No.:
    3. Filing Party:
    4. Date Filed:

                                [Insignia Logo]



                                               June 18, 1999



Dear Stockholder:


     On behalf of the Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of Stockholders of Insignia Financial Group, Inc. The Annual Meeting will be held on Monday, July 19, 1999, beginning at 10:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 27th Floor, New York, NY 10036. The formal Notice of Annual Meeting is set forth in the enclosed material.


     The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the Company's operation.


     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.


     We appreciate your investment in Insignia Financial Group, Inc. and urge you to return your proxy card as soon as possible.




                                            Sincerely,


                                            /s/ Andrew L. Farkas
                                            ----------------------------------
                                            Andrew L. Farkas
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

                        INSIGNIA FINANCIAL GROUP, INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the Annual Meeting of Stockholders of Insignia Financial Group, Inc. (the "Company") will be held on Monday, July 19, 1999, beginning at 10:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 27th Floor, New York, NY 10036 for the following purposes:


1. to elect two directors, each for a term of three years expiring in 2002;


2. to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and


3. to transact such other business as may lawfully come before the meeting and any postponement or adjournment thereof.


     Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice. Financial and other information concerning the Company is contained in the Annual Report to Stockholders for the year ended December 31, 1998.


     The Board of Directors has fixed the close of business on June 14, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders of record entitled to vote at the meeting will be produced at the time and place of the meeting and will be open to stockholders of record during the whole time thereof.


     So that we may be sure your shares will be voted at the meeting, please date, sign and return the enclosed proxy card promptly. For your convenience if you are in the United States, a prepaid return envelope is enclosed for your use in returning your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.


                                        By Order of the Board of Directors,



                                        /s/ Adam B. Gilbert
                                        ------------------------------------
                                        Adam B. Gilbert
                                        Secretary



New York, New York
June 18, 1999



     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                        INSIGNIA FINANCIAL GROUP, INC.

                                200 PARK AVENUE
                           NEW YORK, NEW YORK 10166

                              ------------------
                                PROXY STATEMENT
                              ------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 19, 1999


GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of Insignia Financial Group, Inc., a Delaware corporation ("Insignia" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, July 19, 1999, beginning at 10:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 27th Floor, New York, NY 10036, and at any postponement or adjournment thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about June 18, 1999.

     Insignia, which was incorporated under the laws of the state of Delaware on May 6, 1998 and was formerly known as Insignia/ESG Holdings, Inc., originally was a wholly-owned subsidiary of Insignia Financial Group, Inc., a Delaware corporation ("Former Parent"). On September 21, 1998, Former Parent effected the spin-off of Insignia through a pro rata distribution to the holders of Class A common stock of Former Parent of all the then outstanding common stock of Insignia (the "Spin-Off"). On October 1, 1998, Former Parent (which then consisted solely of businesses and assets relating to the multi-family residential real estate industry) merged into Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), with AIMCO being the surviving corporation (the "Merger"). On November 2, 1998, Insignia assumed the name of Former Parent, "Insignia Financial Group, Inc.," and reclaimed Former Parent's original New York Stock Exchange symbol, "IFS." The principal executive offices of Insignia are located at 200 Park Avenue, New York, New York 10166.

     The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, par value $.01 per share ("Common Stock"), of the Company. At the close of business on June 14, 1999 (the "Record Date"), there were outstanding and entitled to vote 21,465,949 shares of Common Stock. The holders of record of Common Stock on the Record Date are entitled to one vote per share. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors.


VOTING AND PROXY PROCEDURES

     Properly executed proxies received in time for the Annual Meeting will be voted in accordance with the directions given in the proxy. The enclosed form of proxy provides a means for the holders of Common Stock to vote for both nominees for director listed therein or to withhold authority to vote for one or both of such nominees. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted FOR (1) the election of the two nominees for director named therein and (2) the ratification of the appointment of Ernst & Young LLP ("E&Y") as the Company's independent auditors for the fiscal year ending December 31, 1999. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a duly executed later dated proxy, by written notice filed with the Secretary of the Company at the Company's corporate office at any time before the proxy is exercised, or by voting in person at the Annual Meeting.

     The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of E&Y as the Company's independent auditors for the fiscal year ending December 31, 1999 and for any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the Common Stock of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. To assist in the solicitation of proxies, the Company has engaged D.F. King & Co., Inc. at a fee not to exceed $5,000 plus reimbursement of its out-of-pocket expenses.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 1, 1999, certain information with respect to shares of Common Stock beneficially owned by each of Insignia's directors, by Insignia's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers"), by all of its directors and executive officers as a group and by persons who are known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.




                                                           NUMBER OF SHARES      PERCENT OF
NAME OF BENEFICIAL OWNER                                  BENEFICIALLY OWNED       CLASS
------------------------------------------------------   --------------------   -----------
Andrew L. Farkas .....................................         1,779,930(1)          8.2%
Insignia Financial Group, Inc.
200 Park Avenue
New York, NY 10166
Apollo Real Estate Investment Fund, L.P. and .........         2,596,434(2)         11.5%
Apollo Real Estate Advisors, L.P.
2 Manhattanville Road
Purchase, NY 10577
Capital Group International, Inc. and ................         2,314,460(3)         10.7%
Capital Guardian Trust Company
11100 Santa Monica Boulevard
Los Angeles, CA 90025
J. & W. Seligman & Co. Incorporated and ..............         1,557,441(4)          7.2%
William C. Morris
100 Park Avenue
New York, NY 10017
Gotham Partners, L.P. ................................         1,334,946(5)          6.2%
110 East 42nd Street
New York, NY 10017

                                                                  NUMBER OF SHARES                  PERCENT OF
NAME OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED                    CLASS
-------------------------------------------------   --------------------------------------------   ------------
Capital Research and Management Company .........                     1,087,700(6)                      5.0%
333 South Hope Street
Los Angeles, CA 90071
Robert J. Denison ...............................                       251,730(7)                      1.2%
Robin L. Farkas .................................                       292,801(8)                      1.4%
James A. Aston ..................................                        65,074(9)(10)                    *
Frank M. Garrison ...............................                        28,202                           *
Andrew J.M. Huntley .............................                        36,437(11)                       *
Robert G. Koen ..................................                            --                           *
Stephen B. Siegel ...............................                       205,360(12)                       *
Ronald Uretta ...................................                        56,021(9)                        *
H. Strauss Zelnick ..............................                         6,000                           *
All directors and executive officers as a group
 (12 individual) ................................                     3,031,500(1),(7)-(9),(13)        13.8%

----------
(*) Denotes less than 1%.

(1) Includes shares owned by (i) Metro Shelter Directives, Inc., (ii) Metropolitan Asset Group, Ltd., (iii) M V, Inc., (iv) F III, Inc., (v) Metropolitan Partners I, L.P., and (vi) R.A.F. Resources, all of which entities are directly or indirectly controlled by Mr. Farkas.

(2) Apollo Real Estate Advisors, L.P. ("AREA") is the managing general partner of Apollo Real Estate Investment Fund, L.P. Includes 928,611 shares which are subject to warrants. The foregoing is based upon information provided to the Company by AREA.

(3) Capital Group International, Inc. ("Capital") is the parent holding company of a group of investment management companies. Capital does not have investment power or voting power over any of the securities reported herein. Capital Guardian Trust Company ("Capital Guardian"), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and a wholly owned subsidiary of Capital, is the beneficial owner of the reported shares as a result of serving as the investment manager of various institutional accounts. The shares reported include 48,000 shares resulting from the assumed conversion of warrants to purchase Common Stock. The foregoing is based upon a Schedule 13G/A filed by Capital and Capital Guardian with the Securities and Exchange Commission (the "Commission") dated March 9, 1999.

(4) J. & W. Seligman & Co. Incorporated ("JWS") is the beneficial owner of the reported shares as a result of serving as an investment adviser. William C. Morris, as the owner of a majority of the outstanding voting securities of JWS, also may be deemed to beneficially own the reported shares. The foregoing is based upon a Schedule 13G/A filed by JWS and Mr. Morris with the Commission dated February 9, 1999.

(5) The number of shares of Common Stock reported to be beneficially owned by Gotham Partners, L.P. is based upon a Schedule 13G filed by Gotham Partners, L.P. with the Commission dated October 12, 1998.

(6) Capital Research and Management Company is an investment adviser deemed to be the beneficial owner of the reported shares as a result of acting as investment adviser to various investment companies. The foregoing is based upon a Schedule 13G filed by Capital Research and Management Company with the Commission dated February 8, 1999.

(7) Includes (i) 89,066 shares held by First Security Associates L.P., a limited partnership of which Mr. Denison is the sole general partner,
      (ii) 133,332 shares held by First Security Company II, L.P., a limited partnership of which Mr. Denison is the sole general partner, (iii) 266 shares held by First Security Management, Inc. ("FMS"), a corporation of which Mr. Denison is the president and sole shareholder, and (iv) 29,066 shares held by First Security International Ltd., an investment fund for which FMS serves as investment advisor.

(8) Includes 235,004 shares directly owned by R.A.F. Resources, of which Mr. Farkas is a general partner, and 6,666 shares owned by Mr. Farkas' wife, with respect to which Mr. Farkas disclaims beneficial ownership.

(9) Does not include shares of Common Stock owned by Metropolitan Partners I, L.P., a limited partnership of which Mr. Aston and Mr. Uretta are limited partners. Metropolitan Partners I, L.P. is controlled by Andrew L. Farkas.

(10) Includes 2,555 shares owned by Mr. Aston's children, with respect to which Mr. Aston disclaims beneficial ownership.

(11) Includes 7,834 shares subject to options which are or will become exercisable within 60 days.

(12) Includes 105,710 shares subject to options which are or will become exercisable within 60 days.

(13) Includes 301,237 shares subject to options which are or will become exercisable within 60 days.


                   MATTERS TO COME BEFORE THE ANNUAL MEETING


PROPOSAL 1: ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors of Insignia (the "Insignia Board") will consist of not fewer than three persons. The Insignia Board has fixed the number of directors at seven.

     The Certificate of Incorporation of the Company divides the Insignia Board into three classes, with such classes being as nearly equal in number as the total number of directors constituting the entire Insignia Board permits. The terms of office of the respective classes expire in successive years. At the Annual Meeting, two members are to be elected to the Insignia Board to serve for a term of three years until the annual meeting of stockholders in 2002. Each of the nominees is now a director of the Company and is standing for reelection. The Insignia Board has no reason to believe that either of the nominees will be unable to serve if elected to office and, to the knowledge of the Insignia Board, the nominees intend to serve the entire term for which election is sought. Should either or both of the nominees named herein become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person or persons as the Insignia Board may recommend. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors.


                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

     The following provides information about the two nominees for election to the Insignia Board, both of whom are incumbent directors, as well as the other incumbent members of the Insignia Board.


NOMINEES FOR ELECTION TO TERM EXPIRING 2002
-------------------------------------------

ANDREW J.M. HUNTLEY

     Andrew J.M. Huntley, 60, has been a director and member of the Office of the Chairman of Insignia since its inception in May 1998. Mr. Huntley also serves as Chairman of Richard Ellis St. Quintin ("RESQ"), a subsidiary of Insignia. Since May 1993, Mr. Huntley has been the Chairman of Richard Ellis Group Limited ("REGL") (and its predecessor entity), a position he continued to hold following Insignia's acquisition of REGL and the acquisition by REGL of St. Quintin Holdings Limited (forming RESQ). Mr. Huntley has an employment agreement with Insignia pursuant to which Insignia has agreed to use reasonable efforts to nominate Mr. Huntley as a director of Insignia at this annual meeting.


ROBERT G. KOEN

     Robert G. Koen, 52, has been a director of Insignia since its inception in May 1998. Since February 1996, Mr. Koen has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, LLP, which represents Insignia or certain of its affiliates from time to time. From January 1991 to February 1996, Mr. Koen was a partner in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

DIRECTORS WHOSE TERMS EXPIRE 2000
---------------------------------

ROBIN L. FARKAS

     Robin L. Farkas, 65, has been a director of Insignia since its inception in May 1998. Mr. Farkas is currently a self-employed private investor. From March 1994 to March 1995, Mr. Farkas was director of the Dormitory Authority of the State of New York and from 1984 until 1993 Mr. Farkas was the Chairman of the Board and Chief Executive Officer of Alexander's Inc., a real estate company. He is also a director of REFAC, a company engaged in the licensing of intellectual property rights and product design and development, a director of Noodle Kiddoodle, Inc., a retailer of children's educational toys, and Chairman and a director of Indian Venture LLC, a venture capital firm investing in India. Mr. Farkas is the father of Andrew L. Farkas.


ROBERT J. DENISON

     Robert J. Denison, 57, has been a director of Insignia since its inception in May 1998. Mr. Denison has been General Partner of First Security Company II, L.P., an investment advisory firm, for more than the past five years.


H. STRAUSS ZELNICK

     H. Strauss Zelnick, 41, has been a director of Insignia since August 1998. Mr. Zelnick has been President and Chief Executive Officer of BMG Entertainment, a division of Bertelsmann AG, since July 1998. Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment North America, a division of BMG Entertainment, from January 1995 to June 1998. Prior to joining BMG Entertainment, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a supplier of video game software, from 1993 to 1994. Mr. Zelnick is a director of MovieFone, Inc., a provider of interactive advertising, information and ticketing services to the motion picture industry and moviegoers.


DIRECTORS WHOSE TERMS EXPIRE 2001
---------------------------------

ANDREW L. FARKAS

     Andrew L. Farkas, 39, has been a director and Chairman of Insignia since its inception in May 1998 and Chief Executive Officer of Insignia since August 1998. Mr. Farkas served as Chairman and Chief Executive Officer of Former Parent from January 1991 until October 1998 when Former Parent merged into AIMCO, and as Former Parent's President from May 1995 until October 1998, and a director of Former Parent from its inception in August 1990 until October 1998. He served as Chief Executive Officer of Insignia Properties Trust (a subsidiary of Former Parent) ("IPT") from December 1996 until September 1998 and Chairman of its Board of Trustees from December 1996 until February 1999, when IPT merged into AIMCO.


STEPHEN B. SIEGEL

     Stephen B. Siegel, 54, has been a director of Insignia since its inception in May 1998 and President of Insignia since August 1998. Mr. Siegel also serves as Chairman (since September 1998) and Chief Executive Officer of Insignia/ESG, Inc., ("Insignia/ESG"), a subsidiary of Insignia which was a subsidiary of Former Parent (since July 1996). Mr. Siegel served as President of Edward S. Gordon Company, Incorporated (now Insignia/ESG) from June 1992 until May 1998. Mr. Siegel is a director of Liberty Property Trust, a real estate investment trust, and a director of Tower Realty Trust, Inc., a real estate investment trust.

     The Company's By-laws provide that nominations for the election of directors to the Insignia Board may be made by or at the direction of the Insignia Board or by any stockholder entitled to vote for the election of directors as described below. The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Insignia Board, of candidates for election as directors. Notice of director nominations must be timely given in writing to the Secretary of Insignia prior to the meeting at which the directors are to be elected. To be timely, notice must be delivered to or mailed and received at the principal executive offices of Insignia not less than 50 nor more than 80 days prior to the scheduled date of the annual meeting or special meeting of stockholders called by the Insignia Board for the purpose of electing directors, provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which such public disclosure was made. Notice to Insignia from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information about such person that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the nomination procedure, such nomination will be disregarded.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Insignia Board has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The Insignia Board does not have a standing nominating committee. The functions normally performed by a nominating committee are performed by the Insignia Board as a whole. The primary functions of the Committees and their members are as follows:

     Executive Committee -- This Committee has the authority of the Insignia Board to act on most matters during intervals between meetings of the Insignia Board. The members of the Executive Committee are Andrew L. Farkas (Chairman), Robin L. Farkas, Mr. Siegel, Mr. Koen and Mr. Huntley.

     Audit Committee -- This Committee has responsibility for making recommendations to the Insignia Board with respect to the appointment of independent public accountants, reviewing significant audit and accounting policies and practices, meeting with Insignia's independent public accountants concerning, among other things, the scope of audits and reports, and reviewing the performance of the overall accounting and financial controls of Insignia. The members of the Audit Committee are Mr. Denison (Chairman) and Mr. Zelnick.

     Compensation Committee -- This Committee has responsibility for reviewing and approving the compensation and benefits of executive officers, advising management regarding benefits, including bonuses, and other terms and conditions of compensation of other employees, administering Insignia's incentive compensation plans, including the Insignia Financial Group, Inc. 1998 Stock Incentive Plan (the "Insignia Stock Plan") and the Insignia Financial Group, Inc. Executive Performance Incentive Plan (the "Incentive Plan"), and reviewing and recommending compensation of directors. The members of the Compensation Committee are Mr. Denison (Chairman) and Mr. Zelnick.


MEETINGS OF THE INSIGNIA BOARD

     During the fiscal year ended December 31, 1998, the Insignia Board met four times, the Executive Committee met one time, the Audit Committee met one time and the Compensation Committee met three times. No incumbent director attended fewer than 75% of the meetings of the Insignia Board and the Committees of which he is a member, except that each of Messrs. Robin L. Farkas and Andrew Huntley attended 60% of the meetings of the Insignia Board and the Committee of which he is a member.


COMPENSATION OF DIRECTORS

     Directors who are also officers of the Company do not receive any fee or remuneration for services as members of the Insignia Board. Each of Insignia's directors who is not an employee of Insignia receives a fee of $25,000 per year for serving as a director. Each director who is not a full-time employee of Insignia is eligible to participate in the Insignia Stock Plan, which provides for each non-employee director to receive at the time of his initial election an option to purchase 20,000 shares of Common Stock, a portion of which is exercisable the year after the grant, and to receive an additional option each year thereafter to purchase 2,000 shares, in each case, at the then fair market value of the Common Stock.

                            EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


  ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Insignia Board is currently composed of Messrs. Denison and Zelnick. The Compensation Committee has responsibility for determining the Company's compensation program for its executive officers, including the Named Executive Officers (as defined below). The Committee also administers the Insignia Stock Plan and the Incentive Plan and, subject to the provisions of such plans, determines grants under the plans for all employees, including the Named Executive Officers.

     The Compensation Committee has furnished this report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in the "Compensation Committee Report on Executive Compensation" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.)


  PRINCIPLES OF EXECUTIVE COMPENSATION AND PROGRAM COMPONENTS

     The Company's executive compensation philosophy is designed to attract and retain outstanding executives and to foster employee commitment and align employee and stockholder interests. To this end, the Company has sought to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals and reward above-average corporate performance. The Company believes that these objectives are best accomplished by offering its senior employees a compensation program consisting of base salary, annual incentive payments and periodic grants of stock options, restricted stock and other stock-based awards. In addition, certain employees of Insignia, including certain executives, receive incentive awards consisting of equity interests in limited partnerships or limited liability companies (or contractual interests in Insignia's equity interests) in entities which own or invest in real property and in which Insignia has invested. Such interests are subject to performance and vesting provisions established by Insignia and, once vested, entitle the holder to receive a portion of the proceeds, if any, paid upon liquidation of the entities.

     Annual compensation for executive officers is tied to Insignia's financial performance; the performance of certain units within Insignia; the performance of specific transactions; and the results achieved by individual executives in the preceding fiscal year. Insignia takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level of compensation for senior executives, such as growth in earnings, EBITDA and the achievement of business unit growth. The Compensation Committee currently is in the process of reviewing executive compensation for 1999. Insignia believes that it offers compensation competitive with compensation offered by comparable commercial real estate services companies.


  BASE SALARY

     The Committee annually reviews executive officer salaries and, after consultation with the Chief Executive Officer, makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases, if made, generally occur during the first quarter of the calendar year retroactive to January 1st of that year.


  INSIGNIA EXECUTIVE PERFORMANCE INCENTIVE PLAN

     The Incentive Plan provides for annual incentive payments to key executives of Insignia and its subsidiaries based upon the performance of Insignia (or a subsidiary, division or other operational unit).

The Incentive Plan is based on a strong pay-for-performance philosophy and provides a direct linkage between Insignia's performance and compensation. A central element of this philosophy is to link a significant portion of annual cash compensation to the attainment of annual financial objectives.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a Federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers. Insignia intends to structure awards under the Incentive Plan so that compensation resulting therefrom would be qualified "performance based compensation" eligible for continued deductibility. No individual may receive for any fiscal year an amount under the Incentive Plan which exceeds $3,000,000.


  INSIGNIA STOCK PLAN

     The Insignia Stock Plan is intended to enhance the profitability and value of Insignia for the benefit of its stockholders by enabling Insignia (i) to offer stock-based incentives to employees and consultants of Insignia and its affiliates, thereby creating a means to raise the level of stock ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and stockholders, and (ii) to grant nondiscretionary, nonqualified stock options to non-employee directors, thereby creating a means to attract, retain and reward such non-employee directors and strengthen the mutuality of interests between non-employee directors and stockholders. The Insignia Stock Plan permits the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards.


  CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Compensation Committee reviews the compensation for the Chief Executive Officer, who is responsible for the strategic direction and financial performance of Insignia. The Chief Executive Officer's base salary is set by his employment agreement at $750,000 per year. During 1998, Former Parent paid the Chief Executive Officer's base salary through September 21, 1998, the effective date of the Spin-Off, and Insignia paid his base salary for the remainder of the year. Pursuant to his employment agreement with Insignia, Insignia also paid the Chief Executive Officer (i) $1,500,000, which constituted a pro rata portion of the annual bonus he received from Former Parent with respect to 1997 based on the period January 1, 1998 to the effective time of the Merger, and (ii) a lump sum of $5,049,000 in connection with the consummation of the Merger. (See "Employment Agreements" below for a summary of the material terms of Mr. Farkas' employment agreement with Insignia.)

     In approving the compensation terms of Mr. Farkas' employment agreement with Insignia and the stock options granted to Mr. Farkas during the fiscal year ended December 31, 1998, the Compensation Committee took into account Insignia's strong revenue growth, its strong balance sheet and the achievement of significant strategic goals, including the successful implementation of the Spin-Off and subsequent corporate acquisitions.

     Section 162(m) of the Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the Named Executive Officers, unless such compensation satisfies certain conditions. The Company intends to structure future compensation in a manner that will achieve maximum deductibility under Section 162(m) of the Code without materially interfering with its corporate objectives or structure.



                                        Members of the Compensation Committee


                                        Robert J. Denison
                                        H. Strauss Zelnick

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Messrs. Denison and Zelnick (non-employee directors) served as members of the Compensation Committee. None of the Compensation Committee members or executive officers have any relationships which must be disclosed under this caption.


EXECUTIVE SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation for the fiscal year ended December 31, 1998 (Insignia's first fiscal year ended following the Spin-Off), of the Named Executive Officers. Salaries listed below are annualized amounts that the Named Executive Officers would have been paid had the Named Executive Officers been paid for a full year at rates in effect on September 21, 1998, the date of the Spin-Off.


                          SUMMARY COMPENSATION TABLE




                                                         ANNUAL COMPENSATION
                                        -----------------------------------------------------
                                                                           OTHER ANNUAL
NAME AND PRINCIPAL POSITION                 SALARY        BONUS            COMPENSATION
--------------------------------        ------------- ------------- -------------------------
Andrew L. Farkas ............... 1998    $  750,000    $1,500,000        $     134,308(3)
 Chairman of the Board of
 Directors and Chief
 Executive Officer
Stephen B. Siegel .............. 1998    $1,000,000    $1,800,000        $   1,572,212(7)(8)
 Director; Chairman and
 Chief Executive Officer of
 Insignia/ESG
Frank M. Garrison .............. 1998    $  400,000    $  525,000                   -- (8)
 Office of the Chairman and
 President of Insignia
 Financial Services
James A. Aston ................. 1998    $  400,000    $  525,000                   -- (8)
 Office of the Chairman and
 Chief Financial Officer
Ronald Uretta .................. 1998    $  500,000    $  525,000                   -- (8)
 Office of the Chairman,
 Chief Operating Officer and
 Treasurer



                                          LONG-TERM
                                         COMPENSATION
                                 ----------------------------
                                          AWARDS(1)
                                 ----------------------------
                                  RESTRICTED     SECURITIES
                                     STOCK       UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION       AWARDS ($)     OPTIONS(#)        COMPENSATION(2)
-------------------------------- ------------ --------------- -------------------------
Andrew L. Farkas ...............                   50,000(4)        $5,049,000(5)(6)
 Chairman of the Board of
 Directors and Chief
 Executive Officer
Stephen B. Siegel ..............                  100,000(4)               -- (6)
 Director; Chairman and
 Chief Executive Officer of
 Insignia/ESG
Frank M. Garrison ..............                   50,000(4)        $1,800,680(6)(9)
 Office of the Chairman and
 President of Insignia
 Financial Services
James A. Aston .................                   50,000(4)        $1,800,680(6)(9)
 Office of the Chairman and
 Chief Financial Officer
Ronald Uretta ..................                   50,000(4)        $1,800,680(6)(9)
 Office of the Chairman,
 Chief Operating Officer and
 Treasurer

----------
(1) Grants of options to purchase Common Stock listed herein exclude options to purchase shares of Class A common stock of Former Parent which were assumed by Insignia in connection with the Spin-Off.

(2) Excludes payments made by Former Parent in connection with the Spin-Off to retire options and warrants to purchase shares of Class A common stock of Former Parent at a price equal to the difference between the exercise price per share for such options and warrants and $25.

(3) Represents perquisites totaling $134,308, including $84,141 for personal tax return preparation.

(4) Granted on September 21, 1998 in connection with the consummation of the Spin-Off.

(5) Represents a one-time bonus paid upon consummation of the Merger pursuant to the terms of Mr. Farkas' employment agreement with Insignia.

(6) Received an incentive award consisting of a limited partnership interest in five partnerships which own or invest in real property, which interests, individually or in the aggregate, have nominal value.

(7) Represents (i) commissions and advances on commissions paid pursuant to Mr. Siegel's employment agreement with Insignia and Former Parent and
      (ii) forgiveness of principal (in the amount of approximately $222,222) and interest (in the amount of approximately $51,500) on a $1,000,000 loan from Insignia to Mr. Siegel pursuant to the terms of Mr. Siegel's employment agreement with Insignia. No attempt has been made to pro rate commissions based on the period before the Spin-Off and the period after the Spin-Off.

(8)   Total perquisites did not exceed $50,000.

(9) Represents (i) a one-time bonus of $1,262,250 paid upon consummation of the Merger pursuant to his employment agreement with Insignia, and (ii) a one-time incentive payment of $538,430 resulting from a profit interest in an asset acquired by Insignia.

OPTION GRANTS DURING FISCAL 1998

     The following table provides information concerning grants of stock options by the Company to the Named Executive Officers in fiscal 1998. This table does not include options to purchase shares of Class A common stock of Former Parent which were assumed by Insignia in connection with the Spin-Off.


                       OPTION GRANTS DURING FISCAL 1998




                                                                                               POTENTIAL REALIZABLE
                                                                                                    VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF
                                 NUMBER OF       % OF TOTAL                                           STOCK
                                 SECURITIES       OPTIONS                                     PRICE APPRECIATION FOR
                                 UNDERLYING      GRANTED TO                                        OPTION TERM
                                  OPTIONS        EMPLOYEES       EXERCISE       EXPIRATION   ------------------------
NAME                             GRANTED(#)       IN 1998      PRICE ($/SH)        DATE          5%           10%
---------------------------   ---------------   -----------   --------------   -----------   ----------   -----------
Andrew L. Farkas ..........        36,000(1)         3.3%        $ 13.888      3/21/04        $ 80,102     $232,009
                                   14,000(1)         1.3%        $ 12.625      3/21/04        $ 48,833     $107,908
Stephen B. Siegel .........       100,000(1)         9.3%        $ 12.625      3/21/04        $348,805     $770,769
Frank M. Garrison .........        50,000(1)         4.6%        $ 12.625      3/21/04        $174,403     $385,384
James A. Aston ............        50,000(1)         4.6%        $ 12.625      3/21/04        $174,403     $385,384
Ronald Uretta .............        50,000(1)         4.6%        $ 12.625      3/21/04        $174,403     $385,384

----------
(1) Granted on September 21, 1998 in connection with the consummation of the Spin-Off. The options vest in five equal annual installments beginning on September 21, 1999.


OPTION EXERCISES AND VALUES FOR FISCAL 1998

     The following table provides information concerning options exercised in fiscal 1998 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1998. The table does not include options to purchase shares of Class A common stock of Former Parent which were retired by Former Parent prior to the consummation of the Merger.


AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES




                                                                   NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                  SHARES                       OPTIONS AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)
                               ACQUIRED ON        VALUE       -------------------------------   ------------------------------
NAME                           EXERCISE(#)     REALIZED ($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------   -------------   -------------   -------------   ---------------   -------------   --------------
Andrew L. Farkas ..........   --              --                      --           50,000                --        $      0
Stephen B. Siegel .........   --              --                  90,583          293,507        $1,232,628        $821,727
Frank M. Garrison .........   --              --                      --           50,000                --        $      0
James A. Aston ............   --              --                      --           50,000                --        $      0
Ronald Uretta .............   --              --                      --           50,000                --        $      0

EMPLOYMENT AGREEMENTS

     Following is a description of employment agreements between Insignia and each the Named Executives Officers.

Andrew L. Farkas

     Andrew L. Farkas is employed by Insignia pursuant to an employment agreement (the "Farkas Employment Agreement") which provides for him to serve as Chairman of the Board of Directors and Chief Executive Officer of Insignia until September 21, 2001 (the "Expiration Date"), or such earlier date as provided therein. Mr. Farkas receives an annual salary of $750,000 (the "Base Salary"), subject to such discretionary increases as may be determined by the Insignia Board and a bonus to be determined annually by the Insignia Board. Mr. Farkas also is entitled to certain perquisites. Mr. Farkas has agreed that for one year after the termination of the Farkas Employment Agreement, he will not solicit business from any of Insignia's customers or clients with whom he has had "material contact" (as defined in the

Farkas Employment Agreement) during the twelve month period preceding the date of cessation of his employment with Insignia, and he will neither solicit employees of Insignia to work for any direct competitor of Insignia nor purchase any limited partner units of partnerships controlled directly or indirectly by Insignia for two years after the termination of the Farkas Employment Agreement.

     Mr. Farkas' employment will be terminated in the event that Mr. Farkas is disabled during his employment with Insignia, whereupon Insignia will pay 75% of his Base Salary for a period of time equal to twice the remaining term under the Farkas Employment Agreement immediately prior to his termination (but not less than four years). If Mr. Farkas dies during the term of the Farkas Employment Agreement, Insignia will pay to his estate his Base Salary through the Expiration Date. If Mr. Farkas is terminated without cause and such termination is not in connection with a Significant Transaction (as defined below), Insignia will pay his Base Salary through the Expiration Date. In addition, if Mr. Farkas dies, is disabled or is terminated without cause during the term of the Farkas Employment Agreement, Insignia will continue to pay all perquisites to which Mr. Farkas is entitled and will pay all bonuses to be paid upon the occurrence of a Significant Transaction (as defined below) or a Material Asset Disposition (as defined below), to Mr. Farkas or his estate if the Significant Transaction or the Material Asset Disposition giving rise to such payment occurs, or a definitive agreement regarding such event has been executed, before or within 180 days after his death or disability or, in the case of a termination without cause, on or before the Expiration Date.

     The Farkas Employment Agreement provides that upon the occurrence of any one of several events or transactions involving Insignia set forth in the Farkas Employment Agreement (each, a "Significant Transaction"), including, but not limited to, any change of control (as defined in the Farkas Employment Agreement) of Insignia, Insignia is required to pay to Mr. Farkas an amount equal to 1.0% of the total equity market capitalization of Insignia on the date the Significant Transaction occurs. Upon the occurrence of a Significant Transaction and/or upon termination without cause, all options, warrants and restricted stock of Insignia granted to Mr. Farkas will vest immediately and be exercisable. The Farkas Employment Agreement also provides that in the event that Insignia enters into a transaction resulting in (i) a majority of the equity interest in Insignia being beneficially owned by a person or persons who is not an affiliate of Insignia, or (ii) the spin-off, sale or other disposition to a third party of one or more of Insignia's subsidiaries, divisions or operating businesses (each, a "Material Asset Disposition"), Insignia will pay to Mr. Farkas a cash bonus equal to 1.0% of the consideration received by Insignia and its stockholders as a result of such Material Asset Disposition. In connection with the consummation of the Merger, Mr. Farkas was entitled to receive a cash bonus equal to 1% of the consideration received by Former Parent and its stockholders. Accordingly, Insignia paid Mr. Farkas $5,049,000 after the consummation of the Merger. In addition, the Farkas Employment Agreement also provided for payment of a pro-rated portion of the 1997 bonus that Mr. Farkas received from Former Parent, based on the period from January 1, 1998 to the effective time of the Merger, and therefore Mr. Farkas received $1,500,000.

     To the extent Mr. Farkas would be subject to the excise tax under Section 4999 of the Code on amounts or benefits to be received from Insignia required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts of any such payments will be automatically reduced to an amount one dollar less than an amount that would subject Mr. Farkas to the excise tax under Section 4999 of the Code, provided that the automatic reduction would apply only if the reduced payments received by Mr. Farkas (after taking into account further reductions for applicable taxes) would be greater than his unreduced payments, after applicable taxes.

Stephen B. Siegel

     Insignia, Insignia/ESG and Stephen B. Siegel are parties to an employment agreement (the "Siegel Employment Agreement"), which expires on December 31, 2002, subject to earlier termination or extension as provided for in the Agreement. The Siegel Employment Agreement provides that Mr. Siegel shall serve as President of Insignia and Chairman and Chief Executive Officer of Insignia/ESG, among other duties. Under the Siegel Employment Agreement, Mr. Siegel receives (i) a base annual salary of $1,000,000, (ii) 30% of all promotional commission revenues earned, received and retained by Insignia/ESG in respect of transactions as to which Mr. Siegel has rendered services recognized by Insignia/ESG, and (iii) 50% of all net commissions in respect of agency transactions as to which Mr. Siegel has rendered services recognized by Insignia/ESG. The Siegel Employment Agreement also provides that Mr. Siegel will receive, for each year or part thereof during the employment term, an amount (up to a maximum of $400,000 annually) equal to 0.6% of the gross commissions earned, received and retained by Insignia/ESG, but only to the extent that Insignia/ESG and all of its wholly-owned subsidiaries meet or exceed its annual Net EBITDA (as defined below) budget, as established by Insignia's Compensation Committee, after reduction for all bonus compensation paid to employees of Insignia/ESG (including the imputed bonus of Mr. Siegel), all Insignia/ESG overhead allocations and all other compensation paid to Mr. Siegel, which annual Net EBITDA budget will be increased by Insignia's Compensation Committee for each subsequent year by an amount of no more than 10% of the annual Net EBITDA budget for the immediately preceding year. "Net EBITDA" means earnings before interest, taxes, depreciation and amortization, computed in accordance with generally accepted accounting principles, consistently applied. The Siegel Employment Agreement further provides that Mr. Siegel will receive for each year an annual bonus of 10%, or such lesser percentage as Insignia's Compensation Committee, in its sole and absolute discretion, shall determine, of the increase in annual Net EBITDA, reduced by all bonus compensation paid to the employees of Insignia/ESG (including the imputed bonus of Mr. Siegel), all Insignia/ESG overhead allocations and all compensation paid to Mr. Siegel over the annual Net EBITDA for the immediately preceding year.


     In addition, upon the consummation of a transaction resulting in a change in the ownership of a majority of the issued and outstanding shares of Common Stock and a change in the majority of the Insignia Board, Mr. Siegel is entitled to receive a payment in the amount of 0.5% of the consideration received by Insignia and its stockholders in such transaction (excluding the assumption of liabilities), which payment is required to be made upon the earlier of the termination of Mr. Siegel's employment with Insignia, other than for cause or voluntary termination, or the expiration of the term of the Siegel Employment Agreement.


     Former Parent made a loan to Mr. Siegel in the amount of $1,000,000. The loan, which was assumed by Insignia in connection with the Spin-Off, is being forgiven ratably over a three-year period beginning July 1, 1998 provided that Mr. Siegel remains employed by Insignia and is not in material breach of the Siegel Employment Agreement. In addition, Insignia/ESG has purchased, at Insignia/ESG's expense, term life insurance on the life of Mr. Siegel with a death benefit of $5,000,000, the beneficiaries of which are designated by Mr. Siegel.


     The Siegel Employment Agreement provides that Mr. Siegel will not compete with either Insignia or Insignia/ESG for two years after the termination of the Siegel Employment Agreement. Upon Mr. Siegel's death, Insignia or Insignia/ESG is required to pay Mr. Siegel's estate $1,000,000 per annum during the remaining term of the Siegel Employment Agreement, not to exceed one year. If Mr. Siegel is terminated for cause (as defined in the Siegel Employment Agreement), Insignia and Insignia/ESG are required to pay Mr. Siegel his base salary, as in effect, up to and including the date on which the termination occurred. If Mr. Siegel is terminated without cause, Mr. Siegel may elect to either observe the non-compete agreement and receive the compensation provided for in the Siegel Employment Agreement until December 31, 2002 or accept other employment that violates the non-compete provision and receive $1,000,000 per year until December 31, 2002, less the aggregate compensation payable to him for such new employment.


     Upon the consummation of the Spin-Off, certain options granted to Mr. Siegel by Former Parent to purchase shares of Class A common stock of Former Parent were assumed by Insignia.


     Pursuant to the Siegel Employment Agreement, on September 21, 1998 Mr. Siegel received a grant of options to purchase 100,000 shares of Common Stock. In addition, Insignia has made a loan to Mr. Siegel in the amount of $999,999 to purchase shares of Common Stock which loan is secured by such shares purchased (see "Certain Relationships and Related Transactions").

James A. Aston, Frank M. Garrison and Ronald Uretta

     Messrs. James A. Aston, Frank M. Garrison and Ronald Uretta are employed by Insignia pursuant to employment agreements with Insignia, effective as of September 21, 1998 (the "Executive Employment Agreements"), which provide for Mr. Aston to serve as Chief Financial Officer of Insignia, for Mr. Garrison to serve as Executive Managing Director (Mergers & Acquisitions and Investment Banking) of Insignia and for Mr. Uretta to serve as Chief Operating Officer of Insignia until September 22, 2002 (the "Expiration Time") or such earlier date as provided therein. Mr. Garrison's current title is member of the Office of the Chairman of Insignia. Mr. Uretta receives a base salary of $500,000 per year and Messrs. Aston and Garrison each receives a base salary of $400,000 per year, in each case subject to such discretionary increases as may be determined by the Insignia Board, and a bonus to be determined annually by the Insignia Board. Messrs. Aston, Garrison and Uretta also are entitled to certain perquisites. Messrs. Aston, Garrison and Uretta each has agreed that for one year after the termination of his Executive Employment Agreement, he will not solicit business from any of Insignia's customers or clients with whom he has had "material contact" (as defined in the Executive Employment Agreements) during the twelve month period preceding the date of cessation of his employment with Insignia, and he will neither solicit employees of Insignia to work for any direct competitor of Insignia nor purchase any limited partner units of partnerships controlled directly or indirectly by Insignia for two years after the termination of his Executive Employment Agreement.

     Each of the Executive Employment Agreements provides that it will be terminated in the event that any of Messrs. Aston, Garrison or Uretta, as applicable, is disabled during his employment with Insignia, whereupon Insignia is required to pay his salary through the Expiration Time and to pay all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition (as described below) if the event giving rise to such payment occurs, or a definitive agreement regarding such event is executed, before or within 180 days after such termination. If any of Messrs. Aston, Garrison or Uretta, as applicable, dies during the term of his Executive Employment Agreement, Insignia is required to pay to his estate his salary through the Expiration Time, and to pay all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition if the event giving rise to such payment occurs, or a definitive agreement regarding such event is executed, before or within 180 days after his death. If any of Messrs. Aston, Garrison or Uretta, as applicable, is terminated without cause, Insignia is required to pay his salary and all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition through the Expiration Time. Upon termination without cause, or due to Messrs. Aston's, Garrison's or Uretta's death or disability, all options and warrants granted to Messrs. Aston, Garrison or Uretta, as applicable, will immediately vest and be exercisable.

     Upon the occurrence of a Significant Transaction, Messrs. Aston, Garrison and Uretta each may elect to convert his Executive Employment Agreement into a consulting agreement with substantially the same terms and conditions, except that the consulting services provided by each of Messrs. Aston, Garrison and Uretta shall be provided to Insignia at reasonable times convenient to each of them on no less than five business days' notice. The Executive Employment Agreements also provide that upon the occurrence of a Material Asset Disposition, Insignia is required to pay each of Messrs. Aston, Garrison and Uretta a cash bonus equal to 0.5% (or 0.25% if the Executive Employment Agreements are converted to consulting agreements) of the consideration received by Insignia and its stockholders as a result of such Material Asset Disposition. In connection with the consummation of the Merger, each of Messrs. Aston, Garrison and Uretta were entitled to a cash bonus equal to 0.25% of the consideration received by Former Parent and its stockholders. Accordingly, Insignia paid each of Messrs. Aston, Garrison and Uretta $1,262,250 after the consummation of the Merger. In addition, the Executive Employment Agreements also provided for payment of a pro-rated portion of the 1997 bonus that each of Messrs. Aston, Garrison and Uretta received from Former Parent, based on the period from January 1, 1998 to the effective time of the Merger, and therefore Messrs. Aston, Garrison and Uretta each received $375,000.

     To the extent Messrs. Aston, Garrison or Uretta would be subject to the excise tax under Section 4999 of the Code on amounts or benefits to be received from Insignia required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts of any such payments will be automatically reduced to an amount one dollar less than an amount that would subject Messrs. Aston, Garrison or Uretta, as applicable, to the excise tax under Section 4999 of the Code, provided that the automatic reduction would apply only if the reduced payments received by Messrs. Aston, Garrison or Uretta (after taking into account further reductions for applicable taxes) would be greater than the unreduced payments to be received by Messrs. Aston, Garrison or Uretta, after applicable taxes.


COMPENSATION RELATING TO INSIGNIA'S EQUITY INVESTMENTS IN REAL ESTATE


     Insignia operates an equity investment program which identifies investment opportunities for select clients and invests along side those clients in the ownership of qualifying properties. Certain employees of Insignia, including certain executives, receive incentive awards consisting of equity interests in limited partnerships or limited liability companies (or contractual interests in Insignia's equity interests) in entities which own or invest in real property and in which Insignia has invested. Such interests are subject to performance and vesting provisions established by Insignia and, once vested, entitle the holder to receive a portion of the proceeds, if any, paid upon liquidation of the entities. During fiscal 1998, Messrs. Aston, Garrison and Uretta received payments from Insignia and each of the Named Executive Officers was granted equity interests in five limited partnerships in connection with the equity investment program (which interests and payments are included in the Summary Compensation Table).


                               PERFORMANCE GRAPH


     The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of the New York Stock Exchange Composite Index (the "NYSE Index") and a peer group index.* The graph assumes that a $100 investment was made on September 21, 1998 (the date of the Spin-Off) in each of the Common Stock, NYSE Index and the peer group index, and that all dividends were reinvested quarterly.


                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        INSIGNIA FINANCIAL GROUP, INC.,
                     THE NYSE INDEX AND A PEER GROUP INDEX




COMPANY/INDEX/PEER GROUP         9/21/98      12/31/98
-----------------------------   ---------   -----------
  Insignia ..................      $100      $  94.17
  NYSE Index ................      $100      $ 117.42
  Peer Group Index ..........      $100      $  92.46

----------
* Based on information for a self-constructed peer group consisting of the common stock of the following companies: Grubb & Ellis Company, CB Richard Ellis Services, Inc., Trammell Crow Company and Jones Lang LaSalle Inc.

              [Graph plots points to reflect information in table]







     The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's outstanding Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company with respect to fiscal 1998, the Company believes that its executive officers, directors and beneficial owners of more than 10% of the Company's outstanding Common Stock complied with Section 16(a) filing requirements.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


DIRECTOR AFFILIATIONS

     Mr. Koen, who is a director of Insignia, is a partner in the law firm Akin, Gump, Strauss, Hauer & Feld LLP, which represents Insignia or certain of its affiliates from time to time.


EMPLOYEE LOANS

     Former Parent made a loan to Mr. Siegel in the amount of $1,000,000 pursuant to the terms of the Siegel Employment Agreement. The loan was assumed by Insignia when Insignia assumed the Siegel Employment Agreement in connection with the Spin-Off. The principal amount of the loan and interest thereon is being forgiven ratably over a five year period which began on July 1, 1998. The interest rate on Mr. Siegel's loan is the same as the interest rate applicable to funds borrowed by Insignia on its revolving credit facility, which rate was approximately 6.5% at December 1998. As of March 31, 1999,

$694,444 principal amount of such loan remained outstanding. In November 1998, Insignia made a separate loan, pursuant to the Insignia Financial Group, Inc. 1998 Supplemental Stock Purchase and Loan Program (the "Supplemental Stock Purchase and Loan Program"), of $999,999 to Mr. Siegel to purchase shares of Common Stock, which loan is secured by such shares. Mr. Siegel has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 1999 and ending on December 31, 2008. As of March 31, 1999, $982,990 principal amount of such loan remained outstanding.

     In April 1998, Insignia made a loan in the amount of $132,500 (at a rate of 8% per annum) to Adam B. Gilbert, Executive Vice President -- Legal and General Counsel of Insignia, as an advance to pay taxes in connection with the vesting of 10,000 shares of Common Stock. Mr. Gilbert has repaid the entire principal amount of the loan and all interest accrued thereon.

     Pursuant to the Supplemental Stock Purchase and Loan Program, Insignia made a loan in the amount of $100,000 to Andrew J.M. Huntley, a director and a member of the Office of the Chairman of Insignia, to purchase shares of Common Stock, which loan is secured by such shares. Mr. Huntley has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 1999 and ending on December 31, 2008. As of March 31, 1999, $98,290 principal amount of such loan remained outstanding.


THE DISTRIBUTION AGREEMENT

     Immediately prior to the Spin-Off, Insignia and Former Parent entered into a Distribution Agreement governing the post-Spin-Off relationship between Insignia and Former Parent (and AIMCO as successor-in-interest to Former Parent's rights, duties and obligations with respect to the Distribution Agreement). The Distribution Agreement governs the parties' respective rights, duties and obligations with respect to the sharing of tax liabilities, if any, and other pre- and post-Spin-Off liabilities and obligations. AIMCO's continuing duties under the Distribution Agreement include (i) payment to Insignia of proceeds received by AIMCO or any of its affiliates with respect to Insignia's participation interests in certain joint venture entities and certain securitized obligations, (ii) payment to Insignia under certain circumstances of (a) amounts due to certain former officers of Former Parent under consulting agreements assumed by AIMCO and (b) the fair market value of restricted stock and the "in the money" spread value of stock options granted to certain current and former employees of Former Parent which have been assumed by AIMCO.

     Pursuant to the Distribution Agreement, affiliates of Insignia are continuing to provide management services for certain properties owned by partnerships whose general partners became affiliates of AIMCO in the Merger on substantially the same terms and conditions as management agreements in effect at the time of the Spin-Off, and since the Spin-Off AIMCO has been providing computer services and data processing for accounting and payroll functions at AIMCO's direct cost. The parties' rights and obligations with respect to the provision of such computer services are specified in a separate Technical Services Agreement between AIMCO and Insignia which, as amended in July 1998, provides that AIMCO shall provide such services through June 30, 1999, subject to earlier termination.


THE INDEMNIFICATION AGREEMENT

     In connection with the Amended and Restated Agreement and Plan of Merger dated as of May 26, 1998 (the "Merger Agreement"), pursuant to which Former Parent merged into AIMCO, Insignia and AIMCO entered into the Indemnification Agreement. The Indemnification Agreement provides generally that following consummation of the Merger, Insignia will indemnify and hold harmless AIMCO from and against all losses in excess of $9.1 million resulting from (i) breaches of representations, warranties or covenants of Former Parent or Insignia in the Merger Agreement, (ii) actions taken by or on behalf of Former Parent prior to consummation of the Merger and (iii) the Spin-Off. Insignia is also required to indemnify AIMCO against all losses (without regard to any dollar value limitation) resulting from (a) amounts paid or payable to employees of Former Parent actually paid by AIMCO, other than those employees AIMCO agreed to retain following the consummation of the Merger, (b) obligations to third parties for goods, services, taxes or indebtedness incurred prior to the consummation of the Merger, other than as agreed to by AIMCO or included in the approximately $458 million of indebtedness and liabilities of Former Parent and its subsidiaries that were assumed by AIMCO in the Merger, and (c) Former Parent's ownership and operation of Insignia and the businesses Former Parent contributed to Insignia in connection with the Spin-Off.


     The Indemnification Agreement also provides that AIMCO will indemnify and hold harmless Insignia from all losses that arise out of the operation of the business of Former Parent acquired by AIMCO following consummation of the Merger and for all losses in excess of $9.1 million arising from the breach of any representation, warranty or covenant of AIMCO in the Merger Agreement.


        PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors requests that the stockholders ratify its selection of E&Y to serve as the Company's independent auditors for the fiscal year ending December 31, 1999. E&Y examined the consolidated financial statements of the Company for the fiscal year ended December 31, 1998. Representatives of E&Y will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by stockholders.


VOTE REQUIRED


     The affirmative vote of a majority of the shares voted at the meeting is required for the ratification of the Insignia Board's selection of E&Y as the Company's independent auditors for the fiscal year ending December 31, 1999.


RECOMMENDATION OF THE BOARD OF DIRECTORS


                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                    VOTE FOR THE ADOPTION OF THIS PROPOSAL.


                             STOCKHOLDER PROPOSALS


     Proposals of stockholders intended to be presented at the 2000 annual meeting of stockholders must be received by the Company in writing no later than February 19, 2000 to be eligible for inclusion in the Company's proxy statement for that meeting. A stockholder who intends to submit a proposal for the Company's next annual meeting that the stockholder does not intend to request be included in the Company's proxy materials in accordance with Commission rules must give notice to the Company prior to May 5, 2000. If the stockholder does not provide the Company timely notice of such a proposal, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment. If the stockholder does provide the Company with timely notice of such a proposal, depending on the circumstances, management's proxies may not be able to exercise their discretionary authority to vote on the proposal.

                                 OTHER MATTERS


     Upon written request addressed to the Company's Director of Investor Relations at 200 Park Avenue, New York, New York 10166 from any person solicited herein, the Company will provide, at no cost, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended.


     Management of the Company does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.



June 18, 1999                           BY ORDER OF THE BOARD OF DIRECTORS




                                        /s/ Adam B. Gilbert
                                        -----------------------------------
                                        Adam B. Gilbert
                                        Secretary

                         INSIGNIA FINANCIAL GROUP, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                               PROSKAUER ROSE LLP
                                  1585 BROADWAY
                                   27TH FLOOR
                               NEW YORK, NEW YORK

                                  JULY 19, 1999
                                   10:00 A.M.






                            - FOLD AND DETACH HERE -
--------------------------------------------------------------------------------

                         INSIGNIA FINANCIAL GROUP, INC.
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
               FOR ANNUAL MEETING OF STOCKHOLDERS -- JULY 19, 1999

The undersigned stockholder of Insignia Financial Group, Inc. (the "Company") hereby appoints Andrew L. Farkas and Adam B. Gilbert, and each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Monday, July 19, 1999, beginning at 10:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 27th Floor, New York, New York 10036 and at any postponement or adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND 2.

(1) Election of Directors

    [ ] FOR                                 [ ]  WITHHOLD AUTHORITY
    both nominees listed below (except      to vote for both nominees listed
    as marked below)                        below

                 Andrew J. M. Huntley    Robert G. Koen

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER INDIVIDUAL NOMINEE, DRAW
              A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME WHERE SET FORTH ABOVE.

(2) Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999

              [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

(3) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof all as more particularly described in the Proxy Statement dated June 18, 1999, relating to such meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.



                                      Dated                               , 1999
                                           -------------------------------

                                      ------------------------------------------
                                              Signature(s)of Stockholder(s)

                                      ------------------------------------------

                                      ------------------------------------------
                                             Print Name(s) of Stockholder(s)

                                      Please sign your name exactly as it
                                      appears hereon. Joint owners must each
                                      sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.


                                      PLEASE MARK, SIGN, DATE AND RETURN IN THE
                                      ENCLOSED ENVELOPE.